                                                                      EXHIBIT 99



                        TCF Employees Stock Purchase Plan



                            Financial Statements and
                             Supplementary Schedules



                        December 31, 1999, 1998 and 1997

                        TCF Employees Stock Purchase Plan

                   Index - Financial Statements and Schedules



                                                                                 PAGE NO.
                                                                                 --------
Independent Auditors' Report                                                         1

Statements of Net Assets Available for Plan Benefits -
        at December 31, 1999 and 1998                                                2


Statements of Changes in Net Assets Available for Plan Benefits -
        Years ended December 31, 1999, 1998 and 1997                                 3


Notes to Financial Statements                                                      4-9


Supplementary Schedules:

        Schedule 1 - Schedule of Assets Held for Investment Purposes                10

        Schedule 2 - Schedule of Reportable Transactions                            11

                          INDEPENDENT AUDITORS' REPORT


To TCF National Bank,
   Plan Sponsor and Plan Administrator of
   the TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan ("the Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                /s/ KPMG LLP


June 23, 2000
Minneapolis, Minnesota

                        TCF Employees Stock Purchase Plan

              Statements of Net Assets Available for Plan Benefits

                                                               At December 31,
                                                      ------------------------------
                                                           1999             1998
                                                      ------------      ------------
Assets:
  Investment in TCF Financial Corporation             $114,510,470      $112,706,591
    common stock, at market value
    (cost of $45,200,037 and $38,624,853)
  Cash                                                     113,102                 -
  Money Market fund                                        689,186           712,150
  Accrued interest receivable and other assets               2,877            10,028
                                                      ------------      ------------
      Net assets available for plan benefits          $115,315,635      $113,428,769
                                                      ============      ============

                 See accompanying notes to financial statements.

                        TCF Employees Stock Purchase Plan

         Statements of Changes in Net Assets Available for Plan Benefits

                                                                Year Ended December 31,
                                                    -----------------------------------------------
                                                        1999               1998            1997
                                                    ------------     -------------     ------------
Investment income:
  Dividends                                           $3,343,239       $2,863,445        $2,272,337
  Interest                                                43,809           39,162            34,919
                                                    ------------     -------------     ------------
      Total investment income                          3,387,048        2,902,607         2,307,256
                                                    ------------     -------------     ------------

Realized gain on distributions for                     7,944,465       10,443,624         8,295,691
  withdrawals and terminations

Change in unrealized appreciation/
  (depreciation) of investments                       (4,771,305)     (55,807,075)       50,397,995
                                                    ------------     -------------     ------------
Deposits and contributions:
  Participant deposits                                 7,028,231        7,203,918         5,169,826
  Employer contributions                               2,782,785        2,774,401         2,075,721
                                                    ------------     ------------      ------------
      Total deposits and contributions                 9,811,016        9,978,319         7,245,547
                                                    ------------     ------------      ------------

Merger of Great Lakes Bancorp plans                            -                -            16,973

Distributions:
  Withdrawls and terminations                        (10,866,315)     (14,550,974)      (12,167,299)
  Dividends                                           (3,339,661)      (2,858,160)       (2,262,827)
                                                    ------------     ------------      ------------
      Total distributions                            (14,205,976)     (17,409,134)      (14,430,126)
                                                    ------------     ------------      ------------

Administrative expenses                                 (278,382)        (177,708)         (206,168)
                                                    ------------     ------------      ------------
Increase/(decrease) in net assets
  available for plan benefits                          1,886,866      (50,069,367)       53,627,168

Net assets available for plan benefits:
  Beginning of year                                  113,428,769      163,498,136       109,870,968
                                                    ------------     ------------      ------------
  End of year                                       $115,315,635     $113,428,769      $163,498,136
                                                    ============     ============      ============


                See accompanying notes to financial statements.

                        TCF Employees Stock Purchase Plan

                          Notes to Financial Statements

(1)     ACCOUNTING PRINCIPLES

        The financial statements of the TCF Employees Stock Purchase Plan (the "Plan") have been prepared on the accrual basis of accounting. Assets of the Plan are stated at market value. Purchases and sales of investments are recorded on a trade date basis. The cost of Plan investments sold is determined by the average cost method. Benefits are recorded when paid.

        Basis of Presentation

        The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets during the reporting period. Actual results could differ from those estimates.

(2)     EMPLOYEE STOCK PURCHASE PLAN

        The Plan was adopted by the Board of Directors of TCF National Bank ("TCF Bank"), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k). Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k). Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        The Plan was established for the purpose of providing eligible employees with a convenient, tax-favored opportunity to invest in the stock of TCF Bank's parent, TCF Financial Corporation ("TCF Financial"), and to provide an additional source of retirement income. Prior to January 1, 1998, all "regular stated salary" employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate. Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan. Effective October 1, 1999, all full- and part-time employees became eligible to participate in the Plan.

        With certain limitations, participants may elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after-tax basis in the Plan. Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Employer contributions

                        TCF Employees Stock Purchase Plan
        are made in the form of TCF Financial common stock or cash. Cash contributions are invested in TCF Financial common stock shortly after the date contributed.

        Dividends earned on shares in the Plan are distributed in cash to participants on a quarterly basis.

        US Bank National Association ("US Bank" or "Trustee") is the trustee of the Plan appointed to serve under the trust agreement.

        With the concurrence of TCF Bank, US Bank is authorized to borrow funds for purchases of TCF Financial common stock. As of December 31, 1999 and 1998 no such loans had occurred. The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the Plan and/or a guarantee from TCF Financial. Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

        The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit of 15% of covered pay of Plan participants. These additional contributions are allocated to participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.

        Participant deposits to the Plan are fully vested at all times. Participants' interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service). The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

        Amounts which have been forfeited in accordance with provisions of the Plan are applied to the payment of Plan expenses. Any remaining amounts are reallocated to the remaining participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. Effective January 1, 2000, any remaining amounts will be retained by the Plan and used as employer matching contributions in future periods.

        TCF Bank has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

                        TCF Employees Stock Purchase Plan

(3)     PARTICIPATING EMPLOYERS INCLUDED IN THE PLAN

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:


                                                                 Year Ended                           At
                                                              December 31, 1999                December 31, 1999
                                                     -------------------------------------     ------------------
                                                      Participant              Employer
                                                        Deposits             Contributions         Net Assets
Participating Employer                                   at Cost                at Cost
---------------------------------------------------  ---------------         -------------     ------------------
TCF Financial Corporation                             $1,303,337                $517,808         $31,942,498
TCF National Bank Minnesota                            1,746,123                 716,290          33,430,209
TCF National Bank Illinois                             1,155,156                 436,842           7,441,002
TCF National Bank Wisconsin                              430,138                 164,664           5,516,266
Great Lakes National Bank Michigan                     1,063,284                 419,241          17,619,761
Great Lakes National Bank Ohio                                 -                       -             191,511
TCF National Bank Colorado                               181,401                  69,626           9,637,752
TCF Mortgage Corporation                                 236,749                 104,185           2,838,825
North Star Title, Inc.                                   185,989                  74,614             674,226
North Star Real Estate Services, Inc.                     14,772                   4,658             234,897
TCF Agency Minnesota, Inc.                                33,957                  11,802             690,897
TCF Realty, Inc.                                               -                       -              72,546
TCF Financial Insurance Agency, Inc.                      96,220                  38,022           1,508,636
TCF Financial Insurance Agency Wisconsin, Inc.             1,647                     823               2,832
TCF Financial Insuance Agency Illinois, Inc.              11,259                   4,575              42,154
TCF Financial Insurance Agency Michigan, Inc.              8,716                   3,127                   -
TCF Financial Services, Inc.                                   -                       -             655,176
TCF Consumer Financial Services, Inc.                          -                       -             194,062
Standard Financial, Inc.                                  76,566                  30,041               6,830
Winthrop Resources Corporation                           397,475                 161,764             999,194
TCB Air, Inc.                                              7,352                   2,149              58,713
Great Lakes Mortgage LLC                                  32,198                  11,846              12,864
TCF Leasing, Inc.                                         33,060                   5,914             138,866
TCF Portfolio Strategies, Inc.                            12,832                   4,794           1,405,918
                                                      ------------------------------------------------------
    Total                                             $7,028,231              $2,782,785        $115,315,635
                                                      ==========              ==========        ============

                                                                 Year Ended                           At
                                                              December 31, 1998                December 31, 1998
                                                     -------------------------------------     ------------------
                                                      Participant              Employer
                                                        Deposits             Contributions         Net Assets
Participating Employer                                   at Cost                at Cost
---------------------------------------------------  ---------------         -------------     ------------------

TCF Financial Corporation                             $1,288,030                $525,648         $31,354,834
TCF National Bank Minnesota                            1,528,139                 581,442          31,879,179
TCF National Bank Illinois                             1,089,877                 376,735           6,632,339
TCF National Bank Wisconsin                              401,567                 160,907           5,137,898
Great Lakes National Bank Michigan                     1,054,421                 434,451          19,805,358
Great Lakes National Bank Ohio                                 -                   1,286             381,158
TCF National Bank Colorado                                34,778                  15,359             240,462
TCF Mortgage Corporation                                 323,471                 138,256           7,664,494
North Star Title, Inc.                                   247,497                 100,629           3,105,497
North Star Real Estate Services, Inc.                     23,316                   7,171             266,679
TCF Agency Minnesota, Inc.                                27,543                  10,109             503,538
TCF Realty, Inc.                                               -                       -              70,541
TCF Financial Insurance Agency, Inc.                      94,154                  33,891           1,241,006
TCF Financial Insurance Agency Wisconsin, Inc.             4,358                   2,179               4,676
TCF Financial Insuance Agency Illinois, Inc.               4,708                   2,011              82,827
TCF Financial Insurance Agency Michigan, Inc.             14,922                   4,489              49,548
TCF Financial Services, Inc.                             178,107                  74,288           2,968,014
TCF Consumer Financial Services, Inc.                    199,958                  86,133             855,247
TCF Securities, Inc.                                       8,832                   4,416             491,329
Standard Financial, Inc.                                 228,317                  37,937             160,366
Winthrop Resources Corporation                           444,942                 174,970             485,174
TCB Air, Inc.                                              6,981                   2,094              48,605
                                                      ------------------------------------------------------
    Total                                             $7,203,918              $2,774,401        $113,428,769
                                                      ==========              ==========        ============

Some of the participating employers listed above had no active employees as of December 31, 1999 or 1998.

                        TCF Employees Stock Purchase Plan
                    Notes to Financial Statements (Continued)


(4)     INCOME TAX STATUS

        TCF Bank has received a favorable tax determination letter from the Internal Revenue Service ("IRS") indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan's assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received. Continued compliance with ERISA is required to maintain this tax-exempt status. The Plan administrator believes the Plan continues to qualify under the provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(5)     INVESTMENT IN TCF FINANCIAL COMMON STOCK

        Plan investments are stated at market value, determined by quoted market price. The net unrealized appreciation of investments reflected in Plan equity is as follows:

                                                         Year Ended December 31,
                                              ------------------------------------------------
                                                  1999              1998             1997
                                              ------------       ------------     ------------
Market value                                  $114,510,470       $112,706,591     $162,848,754
Cost                                            45,200,037         38,624,853       32,959,941
                                              ------------       ------------     ------------
  Unrealized appreciation                      $69,310,433        $74,081,738     $129,888,813
                                              ============       ============     ============

     The investments shown in the preceding table represent five percent or more of plan equity.

(6)  WITHDRAWALS AND TERMINATIONS

     Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial common stock. Distributions and sales of TCF Financial common stock are as follows:

                                                         Year Ended December 31,
                                             ------------------------------------------------
                                                 1999              1998             1997
                                             ------------       ------------     ------------

Number of shares                                 438,809           458,095           250,979
                                             ============       ============     ============

Cost of shares                                $3,958,382         $3,452,562       $3,007,808
Market value                                  11,902,847         13,896,186       11,303,499
                                             ------------       ------------     ------------
    Gain on distribution                      $7,944,465        $10,443,624       $8,295,691
                                             ============       ============     ============

                        TCF Employees Stock Purchase Plan
                    Notes to Financial Statements (Continued)

        Cash and TCF Financial common stock of $14,205,976, $17,409,134 and $14,430,126 was distributed in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $3,413,215 and $1,350,003, respectively.

        The accompanying financial statements for 1999 and 1998 differ from Form 5500, as filed with the Department of Labor, as follows:

                                                                    At December 31,
                                                           --------------------------------
                                                               1999               1998
                                                           ------------        ------------
Net assets available for plan benefits per
  accompanying financial statements                        $115,315,635       $113,428,769
Liabilities including amounts due to
  participants                                               (3,413,215)        (1,350,003)
                                                           ------------        ------------
Net assets available for plan benefits
  per Form 5500                                            $111,902,420       $112,078,766
                                                           ============        ============

       Forfeitures were used to offset plan expenses as follows:

                                                                Year Ended December 31,
                                                  ------------------------------------------------
                                                     1999               1998               1997
                                                  -----------       ------------        ----------
Total forfeitures for the current year             $239,146           $166,730           $151,409
Forfeitures returned to participants                (18,919)                 -                  -
Interest on earnings                                  5,341              4,604              2,282
Forfeitures carried over
  from previous year                                 54,440             60,814            111,653
Forfeitures used to pay plan expenses              (278,382)          (177,708)          (204,530)
                                                  -----------       ------------        ----------
  Forfeitures to be used to offset
     future expenses                                 $1,626            $54,440            $60,814
                                                  ===========       ============        ==========

(7)     MERGER AND PLAN MERGER

        On February 8, 1995, Great Lakes Bancorp, a federal savings bank ("GLB") merged with TCF Financial. Effective January 1, 1996, GLB employees eligible for the GLB Employee Stock Ownership Plan (the "GLB ESOP") became eligible for participation in the Plan. The accounts of participants in the GLB ESOP were transferred to the Plan in 1996. Transfers from the GLB ESOP have increased the net assets of the Plan, net of expenses, by $24,958,456.

        The GLB 401(k) Savings and Investment Plan (the "GLB 401(k)") was terminated on December 31, 1995 and the termination was approved by the IRS on February 14, 1996. GLB employees were given until April 30, 1996 to elect the method of distribution of their participant value in the terminated plan. Assets were transferred in 1996 for those participants requesting rollovers to the Plan. These rollovers increased the net assets of the Plan by $1,856,808 in 1996 and by an additional $16,973 in 1997.

                        TCF Employees Stock Purchase Plan
                    Notes to Financial Statements (Continued)

(8)     PARTY-IN-INTEREST TRANSACTIONS

        The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock and units of First American Prime Obligation Class C Institutional Fund of the Trustee. TCF Financial and the Trustee are parties-in-interest. These transactions are covered by an exemption from the "prohibited transactions" provisions of ERISA and the Code.

                                                                      SCHEDULE 1

                        TCF Employees Stock Purchase Plan
                 Schedule of Assets Held for Investment Purposes
                              At December 31, 1999

                                      Number
                                        of                              Market
     Issuer          Description       Shares             Cost          Value
-----------------  ----------------  -------------  ----------------  -----------
TCF Financial*    Common Stock      4,603,436     $45,200,037        $114,510,470
First American
  Prime Obligation
  Class C
  Institutional
  Fund*           Money Fund          689,186        $689,186            $689,186

*Parties-in-interest

                 See accompanying independent auditors' report.

                                                                     SCHEDULE 2

                        TCF Employees Stock Purchase Plan
                       Schedule of Reportable Transactions
                          Year Ended December 31, 1999

SERIES OF TRANSACTIONS (INVOLVING ONE SECURITY) WHICH EXCEED 5% OF PLAN ASSETS:

                                        Number of                    Amount of
                               ----------------------        -----------------------
Description of Asset           Purchases        Sales        Purchases         Sales         Net Gain
--------------------           ---------        -----        ---------         -----         --------
TCF Financial Common Stock*         34             25       $10,533,566       $11,902,847    $7,944,465
First American Prime
  Obligation Class C
  Institutional Fund*               94             71       $18,347,563       $18,370,527    $        -

*Parties-in-interest

                 See accompanying independent auditors' report.